Electronic Delivery Consent Individual Life Insurance
Minnesota Life Insurance Company [- a Securian Financial company]
[Life New Business] • [400 Robert Street North, St. Paul, MN 55101-2098]

Consent to Electronic Delivery (eDelivery Consent)

Your consent is voluntary. By signing below, I agree and consent to the electronic delivery of my policy documents and all notices, disclosures, communications, or other documents regarding my application, my policy, services provided by Minnesota Life Insurance Company, or any claim under my policy (collectively, “Disclosures”).

I understand:

A.

To access and retain Disclosures delivered electronically, I must: (1) have access to the internet, (2) maintain the security of my internet access and e-mail address, (3) be able to send and receive e-mail, and (4) be able print or download the Disclosures.

B.

Electronic delivery includes displaying or delivering the Disclosures electronically. I agree to print or download all Disclosures and retain them as needed for my records. If I am unable to print or save the Disclosures, I may call Minnesota Life Insurance Company at 1-800-643-5728 from 8:00 a.m. CST to 5:00 p.m. CST to request printed copies of any Disclosures be mailed to me free of charge.

C.

I may withdraw my consent to electronic delivery of Disclosures, update my contact information, or request paper copies without charge of any and all Disclosures by calling Minnesota Life Insurance Company at 1-800-643-5728 from 8:00 a.m. CST to 5:00 p.m. CST, by emailing policyservices@securian.com, or by sending notice to Minnesota Life Insurance Company at [400 Robert Street North, Saint Paul, MN 55101.]

D.

My consent to electronic delivery does not require Minnesota Life Insurance Company to deliver all Disclosures electronically and that Minnesota Life Insurance Company may choose to provide Disclosures by other means.

E.	Some Disclosures may be required by law to be delivered in paper regardless of my consent to electronic delivery.

F.	Minnesota Life Insurance Company may require my consent to electronic delivery in the future to receive Disclosures once my coverage is active.

Proposed insured signature		Date

X
Proposed insured name (please print)	Email address
Owner signature if other than proposed insured		Date

X
Owner name (please print)	Email address
Co-owner signature		Date

X
Co-owner name (please print)	Email address

Licensed representative signature		Date

X
Licensed representative name (please print)	Email address

[Securian Financial is the marketing name for Minnesota Life Insurance Company.]	[ ]

ICC24-20304	1 of 1